UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report:
May 27, 2010

Frontier Financial Corporation
(Exact name of registrant as specified in its charter)

Washington (State of incorporation or organization)	000-15540 (Commission File Number)	91-1223535 (I.R.S. Employer Identification No.)
c/o Thomas A. Sterken Keller Rohrback L.L.P. Registered Agent of Frontier Financial Corporation 1201 Third Avenue, Suite 3200 Seattle, Washington (Address of principal executive offices)	98101 (Zip Code)
Registrant’s telephone number, including area code: (206) 224-7585

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 [   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
 [   ] Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)
 [   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
 [   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item  8.01 Other Events.

As expected, The Nasdaq Stock Market (“Nasdaq”) announced on May 27, 2010, that it is removing Frontier Financial Corporation’s (“Corporation”) securities from listing and registration on Nasdaq.  Nasdaq will file a Form 25 with the Securities and Exchange Commission to complete the delisting.  The delisting becomes effective ten days after the Form 25 is filed.  The Corporation’s stock was suspended on May 12, 2010, and has not traded on Nasdaq since that time.  We understand the Corporation’s common stock has been quoted on the Pink Sheets, a centralized electronic quotation service for over-the-counter securities, under the symbol “FTBK.PK”.  The Corporation can give no assurance, however, that trading in its stock will continue on the Pink Sheets or on any other securities exchange or quotation medium or the willingness of any market makers to trade the Corporation’s common stock in the future.

As of May 27, 2010, the Corporation believes its only material assets, excluding its investment in Frontier Bank, which investment is expected to be written off completely, consist only of a limited amount of cash, and that after the payment of the Corporation’s liabilities and expenses of winding up its business and pending matters, the Corporation anticipates that little, if any, assets or funds will be left for distribution or winding up of the Corporation by its board of directors, pursuant to the Washington Business Corporation Act, or filing a voluntary petition seeking relief under Chapter 7 of Title 11 of the United States Code.

Shareholders should contact their tax preparer about claiming a loss or worthless stock deduction for their investment on their 2010 tax return to be filed in 2011.

You can find out about your stock holdings in Frontier by contacting the transfer agent, American Stock Transfer – Shareholder Services, at 1-866-659-2641 or 1-800-937-5449, or you may access your account information on its website at www.amstock.com using your account number and social security number. We do not know how long this information will remain available, so you are encouraged to access your information as soon as possible.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

FRONTIER FINANCIAL CORPORATION
(Registrant)
May 27, 2010	/s/ Patrick M. Fahey
(Date)	Patrick M. Fahey President and Chief Executive Officer